EXHIBIT 12

                      THE CIT GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts In Millions)

                                                             Three Months Ended
                                                                 March 31,
                                                             ------------------
                                                               1999       1998
                                                               ----       ----

Net income                                                   $  91.9   $  81.7

Provision for income taxes                                      49.2      45.4
                                                              ------    ------

Earnings before provision for income taxes                     141.1     127.1
                                                              ------    ------

Fixed charges:
  Interest and debt expense on indebtedness                    273.3     244.6
  Minority interest in subsidiary trust holding solely
   debentures of the Company                                     4.8       4.8
  Interest factor - one third of rentals on
   real and personal properties                                  2.3       2.3
                                                              ------    ------
  Total fixed charges                                          280.4     251.7
                                                              ------    ------
    Total earnings before provision for income
     taxes and fixed charges                                 $ 421.5   $ 378.8
                                                             =======   =======

Ratios of earnings to fixed charges                            1.50x     1.50x
                                                               =====     =====